EXHIBIT 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802
LIN TV CORP. ANNOUNCES THAT ITS LIN TELEVISION CORPORATION
SUBSIDIARY COMPLETES SALE OF $190 MILLION AGGREGATE PRINCIPAL
SENIOR SUBORDINATED NOTES DUE 2013
Providence, R.I. –September 29, 2005 – LIN TV Corp. (NYSE: TVL) today announced that its wholly owned subsidiary LIN Television Corporation completed its sale of $190 million aggregate principal amount of 6.5% Senior Subordinated Notes due 2013—Class B (the “Notes”) in a previously announced private placement.
The Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to LIN Television Corporation of $175.3 million.
The Notes are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside of the United States in accordance with Regulation S under the Securities Act.
The Notes are guaranteed by LIN TV Corp. and certain of LIN Television Corporation’s subsidiaries. The proceeds from the sale of the Notes will be used to repay the $170.0 million term loan under LIN Television Corporation’s credit facility with the balance to repay a portion of the outstanding revolving indebtedness under LIN Television Corporation’s existing credit facility and transactional costs associated with the sale of the Notes.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful.